EXHIBIT 99.1
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                       RESORT INCOME INVESTORS, INC.
                       -----------------------------



FOR IMMEDIATE RELEASE

Contact:          Karen Dickelman

Telephone:        (312) 683-3323

Fax:              (312) 683-3324



                  RESORT INCOME INVESTORS INC. ANNOUNCES
           SETTLEMENT OF CLASS ACTION AND DERIVATIVE LITIGATION


      Chicago, Illinois, March 16, 1998 -- Resort Income Investors, Inc. (NASDAQ EBB: RIIV) today announced that the Federal District Court in Denver, Colorado, on March 13, 1998, granted final approval to the settlements of both the federal securities law class action litigation and derivative litigation pending before it involving the Company and certain of its current and former officers, directors and auditors. In approving the settlement, the Court held it was in all respects, fair, reasonable and adequate to the members of the class, the Company and all of the parties. The settlements will be effective 30 days after entry of the Court's order granting final approval.

      The Court's order dismisses all claims and causes of action asserted in the federal securities law litigation and derivative litigation in Colorado against all of the parties. Furthermore, the Court's order approving the settlement provides that the fact of the settlement should not be interpreted or construed as an admission by any of the defendants of the truth or validity of any claim that was or could have been asserted in the litigation.

      The consolidated federal securities class action lawsuits were originally filed in July 1995 in the United States District Court for the District of Colorado against the Company and certain of its current and former officers and directors and its independent auditors at the time (the


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"Class Action Lawsuits").  The Class Action Lawsuits alleged violations of
Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and other provisions of the federal securities laws, and Rule 10b-5 of the Securities Act of 1933.

      The derivative actions were filed in June 1995 in the Court of Chancery in the State of Delaware in and for New Castle County against certain of the directors and officers of the Company (the "Derivative Actions"). The Company is a nominal defendant in the Derivative Actions. These complaints allege that the officers and directors breached their fiduciary duties to the Company, wasted Company assets and that its chairman of the board and chief executive officer at the time was in a conflict of interest position.

      In October 1997, the plaintiffs in the Derivative Actions filed an action in the United States District Court in Colorado in order to seek approval of the settlement of the Derivative Actions in that court concurrently with the Class Action Lawsuits settlement. The derivative complaint filed in Colorado alleged substantially the same claims asserted in the complaints in the Derivative Actions. Based upon the Court's approval of the settlement of the derivative lawsuit filed in Colorado, the parties to the Derivative Actions intend to seek dismissal by the Delaware Court.

      The settlement of the Class Action Lawsuits provides for a payment of at least $5,630,000, plus accrued interest on portions of this amount. The economic components of the settlement are as follows:

      1     $3,630,000 paid by the Company's directors and officers'
insurer, and former auditors.

      2     The approximately $1,000,000 left from the Settlement of the
Derivative Actions after attorneys' fees are awarded by the Court.













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      3     A payment by the Company of an amount equal to the greater of:
(a) 44% of the Company's net assets in liquidation valued as of December 31, 1997; or (b) $1,000,000.

            To date, the Company has paid $500,000 towards the settlement and will pay the remaining portion of its contribution, if any, within five business days after receipt of its audited financial statements for the period ending December 31, 1997, or the filing of its Annual Report on Form 10-KSB for that period, whichever is earlier.

      The settlement of the Class Action Lawsuits provides that all stockholders, other than the defendants, who purchased shares in the Company between March 31, 1993 and June 29, 1995, will be eligible to participate in the settlement proceeds.

      The Derivative Actions were settled for $1,425,000, contributed by the Company's directors and officers' insurer, plus accrued interest. As stated above, this amount, less derivative counsel attorneys' fees, will be contributed to the settlement of the Class Action Lawsuits. The counsel in the Derivative Actions filed a request for fee of 30% of the settlement amount, including expenses. Counsel for the plaintiffs in the Class Action Lawsuits filed a request for fee of 30% of the recovery, not including the payment from the settlement of the Derivative Actions, plus expenses. The Court granted both fee and expense requests.

      Notices which thoroughly addressed the settlement terms and the process for filing claims were previously forwarded to class members and current Stockholders, as of November 18, 1997, from the Clerk of the Court.

Stockholders and class members should address all questions pertaining to the administration of claims and the process for submitting proof of claim forms to:

                       FRG Information Systems Corp.
               Re: Resort Income Investors, Inc. Litigation
                   823 United National Plaza - Suite 500
                         New York, New York 10017
                         Telephone: (212) 490-3550









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      In consideration for the settlement of the litigation, plaintiffs in the Class Action Lawsuits on behalf of themselves and all class members and plaintiffs in the Derivative Actions on behalf of themselves and derivatively on behalf of the Company will provide releases to all defendants on the settlement's effective date. These releases will, among other things, release the defendants from any claims, whether known or unknown, that were or could have been asserted in the Class Action Lawsuits and the Derivative Actions, or in any way related to the Company, including, but not limited to, the sale or purchase of stock issued by the Company.

      The Board of Directors of the Company believes that the settlements are beneficial to the Company because its liquidation will be more readily accomplished now that the Company is unencumbered by the expense and uncertainty of defending the litigation.































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